Exhibit 10.1

EXECUTION VERSION

ACADIA PHARMACEUTICALS INC.

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (“Transition Agreement”), replaces and supersedes the Amended and Restated Executive Employment Agreement dated September 1, 2015 (the “Employment Agreement”) and all other employment or employment-related agreements or commitments entered into prior to the Effective Date of this Transition Agreement (except as otherwise provided in this Transition Agreement), including the Management Severance Benefit Plan (the “Management Severance Plan”) and Participation Agreement thereunder dated February 5, 2016 (the “Participation Agreement” and, together with the Management Severance Plan, the “Severance Plan”) and the Amended and Restated Change in Control Severance Benefit Plan and Participation Agreement thereunder dated July 15, 2014 (collectively with the Severance Plan and the Employment Agreement, the “Prior Agreements”), by and among Acadia Pharmaceuticals Inc., a Delaware corporation, (the “Company”), and Stephen R. Davis (the “Executive”). This Transition Agreement shall become effective on the “Effective Date” specified in Section 5 below.

RECITALS

WHEREAS, the Company and the Executive have previously entered into the Prior Agreements and the Executive has provided extensive and substantial service thereunder;

WHEREAS, the Company and the Executive desire to provide continuity and efficiency in connection with Executive’s termination of employment as Chief Executive Officer and President of the Company and provide for a transition of employment and post-employment consulting services by the Executive; and

WHEREAS, the Company and the Executive desire to supersede and replace the Prior Agreements with this Transition Agreement.

TRANSITION AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. TRANSITION AS EMPLOYEE.

1.1 Transition Date. The Executive and the Company agree that the Executive’s employment as Chief Executive Officer, President, officer, employee and member of the Board of Directors of the Company will cease effective September 23, 2024 (the “Transition Date”). Executive agrees to resign from the Board of Directors of the Company (the “Board”) and the respective boards of the Company’s subsidiaries as of the Transition Date and to complete any required documents related thereto or necessary to effect such resignations. The Executive’s cessation of employment will constitute an Involuntary Termination (as such term is defined in the Severance Plan).

1.2 Consulting Period. The Executive shall serve as a consultant to the Chief Executive Officer of the Company and the Board from the Transition Date until the earlier of September 23, 2025 and the date on which the consulting arrangement is terminated in accordance with Section 2 below (the “Consulting Period”). During the Consulting Period, the Executive will perform reasonable services (not designed to create a conflict for the Executive) consistent with his expertise and experience with a maximum time commitment of no more than 20% on average of Executive’s historical service levels) to assist in the transition of leadership and perform such other duties as directed by the Company’s Board or Chief Executive Officer.

1.3 Independent Contractor Relationship. Executive’s relationship with the Company during the Consulting Period will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Executive is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company. Executive will not be entitled to any of the fringe benefits that the Company makes available exclusively to its employees, such as group insurance (other than COBRA health continuation entitlement), profit-sharing, or retirement benefits. Executive will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Executive’s performance of services and receipt of fees under this Agreement. The Company will regularly report amounts paid to Executive by filing Form 1099-MISC or other appropriate form with the Internal Revenue Service as required by law. Because Executive is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Executive’s behalf. Executive accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Executive, his/her agents, or employees under this Agreement, and agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest. For the avoidance of doubt, during the Consulting Period, Executive may be employed by, provide services to, or partner with other organizations and companies, so long as Executive’s engagement in such activities would not be in breach of his obligations hereunder to the Company.

2. TERMINATION OF CONSULTING RELATIONSHIP.

2.1 Termination by the Company. The Company may terminate the consulting relationship prior to September 23, 2025 upon no less than thirty (30) days’ written notice to Executive (or immediately for Cause (as such term is defined in the Severance Plan)). In the event the Company terminates the consulting relationship without Cause, or due to his death or disability, prior to September 23, 2025, notwithstanding the terms of Company’s Equity Incentive Plans, the Executive shall remain entitled to the continued equity vesting set forth in Section 3.1 of this Transition Agreement. In the event the Company terminates the consulting relationship for Cause, the Executive will not be entitled to any further benefits under the Transition Agreement.

2.2 Termination by Executive. Executive may terminate the consulting relationship at any time upon 30 days prior written notice to the Company. In the event the Executive terminates the consulting relationship prior to September 23, 2025 for any reason the Executive will be entitled to no further benefits under this Transition Agreement.

2.3 Return of Company Property. Upon termination of the Consulting Period or earlier as requested by the Company, Executive will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information, or Proprietary Information of the Company. Executive shall be entitled to retain Company-owned computers, phones, and iPad; provided that the Company shall have the right to remove Company information from such devices. Executive shall also be permitted to copy and retain his contacts list, calendars, personal correspondence and any information or documents reasonably necessary for the preparation of his applicable tax returns.

3. TRANSITION BENEFITS. Provided that this Transition Agreement becomes effective as specified in Section 5 hereof, the Company shall provide Executive with the following:

3.1 Severance Benefits. In consideration of the Executive’s Involuntary Termination as an employee of the Company upon the Transition Date, the Executive shall be entitled following his Involuntary Termination to the severance payments and benefits set forth in Section 2 of the Participation Agreement in accordance with the terms and conditions of the Severance Plan (including, without limitation, the release requirement set forth therein, which the parties agree shall be satisfied by Executive’s execution and non-revocation of this Agreement) and the Participation Agreement.

3.2 Continued Equity Vesting. For purposes of the vesting of any unvested equity awards granted to Executive under any of the Company’s Equity Incentive Plans prior to the Transition Date that remain outstanding after application of the Severance Plan, as set forth in Section 3.1 above, the Company agrees that, provided this Transition Agreement becomes effective as specified in Section 5 hereof, in accordance with the terms of the Company’s Equity Incentive Plans, the Executive’s Continuous Service (as such term is defined in the Company’s Equity Incentive Plans, as applicable) shall not be interrupted for so long as the Executive remains a consultant pursuant to this Transition Agreement. Accordingly, Executive’s equity awards shall continue to vest during Executive’s service as a consultant and to be governed by the Equity Incentive Plans, as applicable, and subject to the terms of the applicable award agreements during the Consulting Period such that Executive’s equity awards that would have vested from September 23, 2025 to September 23, 2026 shall instead vest during the Consulting Period. For clarity, the vesting described in this Section 3.2 shall be in addition to the accelerated vesting provided under the Severance Plan, as set forth in Section 3.1 above. Executive agrees that such continued vesting in accordance with Company’s Equity Incentive Plan constitutes sufficient consideration for providing the consulting services pursuant to this Transition Agreement.

4. RESTRICTIVE COVENANTS. Executive agrees that he will continue to be subject to any existing confidentiality, non-solicitation or similar agreements between the Executive and the Company.

4.1 Non-Competition. Executive agrees that during the Consulting Period he will not, either directly or through others, provide services to, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant or hold any interest in any entity that competes with the business of the Company as in effect as of the Transition Date, including for Neurocrine Biosciences, Abbvie, Otsuka Pharmaceutical Co., Ltd., Sunovion Pharmaceuticals Inc., IntraCellular Therapeutics, Anavex Life Sciences, Taysha Gene Therapies, Neurogene, Soleno Therapuetics or Maplight Therapeutics, Inc. The foregoing does not prohibit Executive’s ownership of less than five percent (5%) of the outstanding common stock of any company.

4.2 Employee Non-Solicitation. Executive agrees that during the Consulting Period and for twelve (12) months thereafter, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. For the avoidance of doubt, it shall not be a violation of Executive’s non-solicitation obligations to the Company for Executive to place (or cause to be place) general advertisements seeking employees or service providers or otherwise engage in job searches, in each case, so long as such advertisements or searches are not targeted at employees, independent contractors or consultants of the Company.

4.3 Client Non-Solicitation. Executive agrees that during the Consulting Period, Executive will not, either directly or through others, (i) solicit or encourage or attempt to solicit or encourage any client or prospective client of the Company to transact business with any entity that competes with the business of the Company as in effect during the Consulting Period or (ii) interfere with or damage any relationship between the Company and a client or prospective client of the Company.

4.4 Non-Disparagement. Executive agrees, during the Consulting Period and thereafter, not to disparage the Company and its affiliates and their predecessors, successors, and assigns, and/or the officers, directors, employees, stockholders, and agents of those entities, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. In consideration for the foregoing, the Company shall not, and shall instruct its directors and senior executive officers, not to disparage Executive. Notwithstanding the foregoing (i) the Company and Executive will each respond accurately and fully to any question, inquiry or request for information, when required by legal process or when requested by a governmental, regulatory, or similar body or entity or as reasonably necessary pursuant to any legal process between Executive and any of the foregoing parties; (ii) Executive may make statements in confidence to a professional advisor for the purpose of securing professional advice; and (iii) the Company and Executive each may rebut false or disparaging statements made about the Company or Executive (as applicable) by any of the foregoing parties.

4.5 Inventions and Non-Disclosure. Executive will be required to sign the Company’s Inventions and Non-Disclosure Agreement applicable to consultants, which shall be provided separately, as a condition of this Transition Agreement.

5. RELEASE. In exchange for the consideration provided to the Executive by this Transition Agreement that the Executive is not otherwise entitled to receive, the Executive knowingly and voluntarily hereby generally and completely waives, terminates, cancels, releases and discharges forever the Released Parties (defined below) from any and all suits, actions, causes of action, claims, allegations, rights, demands, entitlements, charges, liabilities and obligations, that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to and including the date that Executive signs this Transition Agreement. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with the Company or the separation of that employment; (ii) all claims relating to violations of any fair employment statute, law, rule, regulation, or ordinance or otherwise pertaining to Executive’s compensation or benefits from the Company, including but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, hours works, or any other interests in the Company, whether or not paid under any compensation plan or arrangement; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort or other common law claims, in each case, arising out of Executive’s employment with the Company or the termination of that employment, including, but not limited to, claims for fraud, defamation, libel; slander; emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or any other unlawful criterion or circumstance, including rights or other claims arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, including all amendments to any of the aforementioned acts (collectively, the “Released Matters”).

As used in this Transition Agreement, the term “Released Parties” means the Company and its past and present directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (the “Released Parties”).

Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date. For the purpose of implementing a full and complete release, Executive expressly acknowledges and agrees that this Release releases all claims existing or arising prior to Executive signing this Release which Executive has or may have against the Released Parties, whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

5.1 Excluded Claims: Notwithstanding the foregoing, the following are not included in the Released Matters: (i) any rights or claims for indemnification the Executive may have pursuant to any written indemnification agreement with the Company or any subsidiary to which the Executive is a party, the charter, bylaws, or operating Transition Agreements of the Company or any subsidiary, or under applicable law or any rights Executive may have under any directors’ and officers’ liability insurance policies maintained by the Company and its subsidiaries; (ii) any rights that are not waivable as a matter of law; (iii) any claims for employee benefits under plans covered by ERISA to the extent any such claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans; (iv) any rights to vested equity awards issued by the Company or any rights as an equity stakeholder in the Company or (v) any claims arising from the breach of this Transition Agreement (the “Excluded Claims”). The Executive hereby represents and warrants that, other than the Excluded Claims, the Executive is not aware of any claims the Executive has or might have against any of the Released Parties that are not included in the Released Matters.

5.2 Section 1542 Waiver. In granting the release herein, Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and in so doing understands and acknowledges the significance of such specific waiver of Section 1542 that reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Executive hereby expressly waives, relinquishes and forfeits all rights and accorded by the provisions of California Civil Code Section 1542 and any law of any jurisdiction of similar effect with respect to the Executive’s release of claims hereby, and furthermore waives any rights that Executive might have to invoke such provisions now or in the future with respect to the Released Matters.

Thus, notwithstanding the provisions of Section 1542, and the purpose of implementing a full and complete release and discharge of the claims released by this Release, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims

5.3 Protected Activity. Notwithstanding anything herein to the contrary, this Release shall not:

5.3.1 Prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other acts that Executive has reason to believe are unlawful;

5.3.2 Preclude Executive from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or

5.3.3 Limit Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Executive does not need any Released Party’s permission to do so. In addition, it is understood that this Release shall not require Executive to notify any Released

Party of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive came to learn during Executive’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Release shall not be read as requiring Executive to waive, any right Executive may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity. In addition, it is understood that Executive shall respond accurately and fully to any question, inquiry or request for information when required by legal process or as reasonably necessary pursuant to any legal process between Executive and any of the parties named herein.

5.4 ADEA Waiver. The Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown claims, including claims under the Age Discrimination in Employment Act. The Executive also acknowledges that the consideration given for the Executive’s releases in this Transition Agreement is in addition to anything of value to which the Executive was already entitled. The Executive is advised by this writing that: (i) the Executive’s waiver and release does not apply to any claims that may arise after the Executive signs this Transition Agreement; (ii) the Executive should consult with an attorney prior to executing this release; (iii) the Executive has twenty-one (21) days within which to consider this release (although the Executive may choose to voluntarily execute this release earlier); (iv) the Executive has seven (7) days following the execution of this release to revoke this Transition Agreement; and (v) this Transition Agreement will not be effective until the eighth day after the Executive signs this Transition Agreement, provided that the Executive has not earlier revoked this Transition Agreement (the “Effective Date”). The Executive will not be entitled to receive any of the benefits specified by this Transition Agreement unless and until it becomes effective.

6. ATTORNEYS FEES. The Company shall reimburse the Executive for (or pay directly) his reasonable attorneys’ fees and costs incurred in the review, drafting and negotiation of this Transition Agreement and any ancillary documents, up to a cap of $30,000.

7. IRC 409A. The compensation payable to Executive hereunder and under the Management Severance Plan is intended to comply with Section 409A of the Internal Revenue Code. Should any provision of this Agreement or the Management Severance Plan be determined to be in violation of said Section 409A, the parties will negotiate in good faith such modifications as may be deemed necessary in order to so comply with the intention of preserving the original economic intent of the parties hereto to the maximum possible.

8. ENTIRE AGREEMENT. This Transition Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to this subject matter; provided that this Transition Agreement does not supersede or amend any existing confidentiality or similar agreement between the Executive and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Transition Agreement may not be modified or amended except in a writing signed by both the Executive and the Chairman of the Board of Directors of the Company. The failure to enforce any breach of this Transition Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Transition Agreement, any ambiguities shall not be construed against either party as the drafter.

9. SUCCESSORS AND ASSIGNS. This Transition Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

10. APPLICABLE LAW. This Transition Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

11. SEVERABILITY. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Transition Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

12. COUNTERPARTS. This Transition Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

13. SECTION HEADINGS. The section and paragraph headings contained in this Transition Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Transition Agreement.

14. PHOTOCOPIES. A photocopy of this executed Transition Agreement shall be as valid, binding, and effective as the original Transition Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Executive Transition Agreement as of the date last written below.

ACADIA PHARMACEUTICALS INC.

By:	/s/ Jennifer Rhodes
	Name:	Jennifer Rhodes
	Title:	Executive Vice President, Chief Legal Officer, and Secretary

EXECUTIVE:

/s/ Stephen R. Davis
	Name:	Stephen R. Davis
	Date:	September 22, 2024

[Signature Page to Executive Transition Agreement]